Exhibit 99.1

Adtalem Global Education Appoints Betty Vandenbosch to its Board of Directors

CHICAGO--(BUSINESS WIRE)--January 9, 2024--Adtalem Global Education Inc. (NYSE: ATGE) recently announced the appointment of Dr. Betty Vandenbosch as an independent member of Adtalem’s board of directors, effective January 8, 2024.

A veteran in corporate and academic leadership with a diverse career background that includes technology, research and teaching, Dr. Vandenbosch brings nearly 30 years of experience to Adtalem. She is a dedicated leader who has worked with numerous academic institutions to launch diverse and in-demand programs and cutting-edge technologies that have equipped learners with resources, opportunities, and access to education.

“Dr. Vandenbosch’s many years of experience in EdTech and her expertise in innovative approaches to education make her the perfect addition to our board of directors,” said Steve Beard, Adtalem president and chief executive officer. “Dr. Vandenbosch brings with her an impressive career, and a diverse academic background which will bolster our Growth with Purpose strategy. We’re thrilled to welcome her to our team as we work together to serve our students as they prepare to enter the workforce or advance their careers.”

Before joining Adtalem’s board of directors, Dr. Vandenbosch served as the senior advisor to the chief executive officer of Coursera, Inc., an online university course provider and facilitator. At Coursera, she cultivated partnerships with more than 275 leading university and industry partners and helped to expand the company’s online offerings to include simulation, extended reality, augmented and virtual reality, and other immersive learning experiences. Prior to that, Dr. Vandenbosch was the chancellor of Purdue University Global, where she oversaw academics for nearly 30,000 students, most of whom earned their degrees online. Dr. Vandenbosch also held several roles at Kaplan University, including provost from 2013-2014 and then president from 2015 through 2018. From 1993 through 2008, she served in various roles at Case Western University, including associate dean of executive education programs and associate dean of external relations.

“I’m excited to join the Adtalem board of directors, especially during this pivotal period in Adtalem’s journey,” said Dr. Vandenbosch. “Adtalem’s mission and vision aligns with my own and I look forward to collaborating and offering insights that will help bring added value to the students it serves.”

Dr. Vandenbosch graduated from Western University, earning a Bachelor of Science degree in Computer Science, then a Master of Business Administration degree. She also earned a PhD in Management Information Systems from the Ivey Business School at Western University.

As a member of the board, Dr. Vandenbosch will advise on emerging technology and solutions that can drive student outcomes and advance innovation within the higher education space. She will play an integral role in bringing the company’s vision to life, being a leading provider of professional talent to the healthcare industry.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE) is a national leader in post-secondary education and leading provider of professional talent to the healthcare industry. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to their communities. Adtalem is the parent organization of American University of the Caribbean School of Medicine, Chamberlain University, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem’s family of institutions has more than 300,000 alumni and nearly 10,000 employees. Adtalem was named one of America’s Most Responsible Companies in 2021 and 2023 by Newsweek and Statista, and one of America’s Best Employers for Diversity in 2021 and 2022 by Forbes and Statista. Visit Adtalem.com for more information and follow on Twitter and LinkedIn.

Contacts

Media Contact
Talisha Holmes
AdtalemMedia@Adtalem.com
+1 872-270-0331

Investor Contact
Jay Spitzer
InvestorRelations@Adtalem.com
+1 312-906-6600